Restricted Stock Unit Grant Agreement

2009 McDermott International, Inc. Long-Term Incentive Plan

On _____, ____ (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) selected you to receive a grant of Restricted Stock Units (“RSUs”) under the Company’s 2009 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”).  The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries.  The term “Company” as used in this Agreement with reference to employment shall include subsidiaries of the Company.  Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock Units

RSU Award.  You have been awarded the number of RSUs shown on the attached Notice of Grant.  Each RSU represents a right to receive a share of Company common stock on the Vesting Date (as set forth in the “Vesting Requirements” paragraph below) provided the vesting requirements set forth in this agreement have been satisfied.

Vesting Requirements.  Subject to the “Forfeiture of RSUs” paragraph below, RSUs do not provide you with any rights or interest therein until they become vested in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant.

If your employment is terminated prior to the third anniversary of the Date of Grant due to “Retirement,” 25% of the then outstanding RSUs will vest provided your termination date is on or after the first anniversary of the Date of Grant, and 50% of the then outstanding RSUs will vest provided your termination date is on or after the second anniversary of the Date of Grant.  For this purpose, “Retirement” means a voluntary termination of employment after attaining age 60 and completing 10 years of service with the Company or its subsidiaries, or an involuntary termination due to reduction in force.

All outstanding RSUs shall become vested if you terminate employment due to death or disability, or upon the occurrence of a “Change in Control” as defined in the Plan.

The Committee may, in its sole discretion, provide for additional vesting.

Forfeiture of RSUs.  RSUs which are not and will not become vested upon your termination of employment shall, coincident therewith, terminate and be of no force or effect.

In the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination.  The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Payment of RSUs.  RSUs shall be paid in shares of Company common stock, which shall be distributed as soon as administratively practicable, but in no event later than 30 days, after the applicable Vesting Date.

Taxes

You will realize income on the grant of RSUs in accordance with the tax laws of the jurisdiction that is applicable to you.

Any statutory minimum tax withholding requirement will be satisfied by withholding shares having an aggregate fair market value on the applicable Vesting Date equal to the amount of such required tax withholding.  You may arrange to pay all of the amount of such required tax withholding in cash, in lieu of share withholding, by contacting the principal Human Resources officer of the Company, in writing, at least 60 days prior to the applicable Vesting Date.

Transferability

RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant.  Please be aware that if you are going to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability.  Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone if you intend to reject this grant.  Absent such notice of rejection, the Company will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status.  Others may become Section 16 insiders at some future date, in which case reporting will be required at that time.

Other Information

Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company, Inc. or any of its subsidiaries or affiliates.